Exhibit 23(a)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-3 (File No. 333-253781) and Forms S-8 (File Nos. 333-144872, 333-169427, 333-169428, 333-187949, 333-194518, 333-194522, 333-209958, 333-218002, 333-225308, 333-231365, 333-238614, 333-256288, 333-264944 and 333-272554) of our reports dated November 22, 2023, relating to the financial statements of Digi International Inc. and the effectiveness of Digi International Inc.’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended September 30, 2023.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota
November 22, 2023